                                                                   EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

February 11, 2004

                 THE WALT DISNEY COMPANY REPORTS SHARPLY HIGHER
                 RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2003

..    Segment operating income growth across all Disney's operating segments in the fiscal first quarter contributed to strong EPS gains

     BURBANK, Calif. - The Walt Disney Company today reported earnings for its fiscal first quarter ended December 31, 2003.

     Diluted earnings per share for the first quarter were $0.33, up from $0.05 in the prior-year first quarter before the cumulative effect of an accounting change.

     Earnings per share for the first quarter of the prior year included an approximate $0.04 negative impact due to the write-off of a leveraged lease investment.

     "The tremendous results of our first quarter dramatically demonstrate the fundamental value and potential of this company, driven by Disney's tradition of producing great creative content that is embraced by the public," said Michael
D. Eisner, chairman and CEO of The Walt Disney Company. "During the quarter, we saw growth in all our business segments with our Studios and Media Networks leading the way. Clearly, these great results increase our confidence that we will deliver earnings growth from our continuing operations of more than 30% in 2004. Given the strength of our brands and other assets and the strategies we have in place, as we look out several years beyond 2004, we are targeting double digit compound growth in our earnings through at least 2007."

     Revenues, segment operating income, income before the cumulative effect of accounting change, net income and diluted earnings per share amounts for the quarter are as follows (in millions, except per share amounts):

                                                         Quarter Ended
                                                          December 31,
                                                     -----------------------
                                                       2003         2002(1)     % Change
                                                     ---------     ---------   -----------
    Revenues                                         $   8,549     $   7,170           19%
    Segment operating income                             1,271           482          164%
    Income before the cumulative effect of
      accounting change                                    688           107          n/m
    Net income                                             688            36          n/m
    Diluted earnings per share before the
      cumulative effect of accounting change         $    0.33     $    0.05          n/m
    Diluted earnings per share                       $    0.33     $    0.02          n/m

          (1) The Company adopted EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) effective at the beginning of fiscal 2003. Accordingly, the prior-year first quarter results have been restated to reflect the implementation of EITF 00-21.

Operating Results

Studio Entertainment

     Studio Entertainment revenues increased 57% to $3.0 billion and segment operating income increased to $458 million from $138 million in the prior-year quarter.

     Results for the quarter were primarily driven by strong growth in worldwide home entertainment, partially offset by higher production write-offs. The successful worldwide home entertainment releases of Disney/Pixar's Finding Nemo and of Pirates of the Caribbean, The Lion King, Santa Clause 2 and Freaky Friday drove increases in revenue and operating income compared to the prior-year quarter, which included Lilo & Stitch and Beauty & the Beast. During the quarter, the Home Entertainment division set an all time record by selling approximately 140 million DVD and VHS units.

Media Networks

     Media Networks revenues for the quarter increased 6% to $3.1 billion, and segment operating income increased to $344 million, compared to an operating loss of $71 million in the prior-year quarter. See Table A for further detail of Media Networks results.

     Cable contributed $305 million of the increase in segment operating income for the quarter, primarily due to higher affiliate revenue, lower cost amortization for the NFL contract and higher advertising revenue. Higher affiliate revenue was due to both contractual rate adjustments and subscriber growth. Advertising revenue growth reflected improvements in the advertising marketplace.

     Broadcasting contributed $110 million of the increase in segment operating income, primarily due to lower programming costs. Lower programming costs were driven by NFL programming costs, including the impact of fewer NFL broadcasts in the current quarter and less expensive prime time series. The quarter also benefited from higher rates received in the upfront advertising sales market due to an improved advertising marketplace for the ABC Television Network and the company's owned television stations. These increases were offset by lower advertising at the ABC Television Network from NFL broadcasts as a result of televising fewer games and, at the owned television stations, due to the absence of political advertising which was included in the prior-year quarter. Additionally, higher pension and employee benefit costs and start-up costs for the launch of the company's MovieBeam venture impacted the quarter.

Parks and Resorts

     Parks and Resorts revenue for the quarter increased 5% to $1.6 billion and segment operating income increased 3% to $232 million.

     Parks and Resorts results reflected higher theme park attendance and occupied room nights at the Walt Disney World Resort, primarily driven by increased domestic and local guest visitation. Higher domestic and local tourist visitation was driven by promotional programs and the opening of the "Mission:
SPACE" attraction at Epcot.

     These increases were offset by higher costs and lower guest spending. Higher costs at the Walt Disney World Resort were driven by employee benefits, marketing, information systems and volume-related operating costs. Lower guest spending reflected the promotional programs in effect during the quarter.

     Results also reflected higher theme park attendance, occupied room nights and guest spending at the Disneyland Resort, partially offset by higher costs. Higher theme park attendance and occupied room nights at the Disneyland Resort were due to increased attendance at Disney's California Adventure. Higher costs at the Disneyland Resort were driven by employee benefits, and volume-related operating costs.

     Higher employee benefits costs at both Walt Disney World and Disneyland reflected increased pension and post-retirement medical costs, which grew by $34 million across the entire segment. We expect that these costs will increase by an additional $103 million versus 2003 over the remainder of fiscal 2004.

     The quarter was also negatively impacted by the elimination of royalties and management fees from Euro Disney, which began in the second quarter of the prior year. We received and recognized royalties from Euro Disney in the first quarter of 2003, but not in subsequent quarters.

Consumer Products

     Consumer Products revenues for the quarter increased 7% to $840 million, and segment operating income increased 25% to $237 million.

     Increased segment operating income for the quarter primarily reflected increases at the Disney Store and merchandise licensing. Growth at the Disney Store was driven by cost savings and increased comparative store sales in North America. Growth in merchandise licensing reflected higher sales of food and beverage and stationery products, primarily in Japan and Europe, and strong performance of direct-to-retail apparel licensing in Europe. Other lines of businesses, including Disney Direct Marketing, Buena Vista Games and Publishing, also contributed to the overall growth during the quarter.

Net Interest Expense

     Net interest expense was as follows (in millions):

                                                         Quarter Ended
                                                          December 31,
                                                    ----------------------------
                                                       2003             2002
                                                    ----------     -------------
  Interest expense                                  $   (148)      $    (187)
  United Airlines investment write-off                    --            (114)
  Interest and investment income                          --               5
                                                    --------       ---------
  Net interest expense                              $   (148)      $    (296)
                                                    ========       =========

     Interest expense decreased by 21% to $148 million primarily due to lower average debt balances and lower interest rates.

Equity in the Income of Investees

     Income from equity investees, consisting primarily of Euro Disney, A&E Television, Lifetime Television and E! Entertainment Television, increased 8% to $97 million for the quarter primarily due to an increase in advertising and affiliate revenue at A&E and lower advertising expenses at Lifetime. These increases were partially offset by higher costs at Euro Disney.

Balance Sheet and Cash Flow

     Total borrowings remained relatively flat and net borrowings increased by 2%, to $11.7 billion as detailed below (in millions):

                                          Dec. 31,    Sept. 30,     Increase
                                           2003        2003        (Decrease)
                                          --------    ---------    ----------
     Current portion of borrowings        $  2,332    $  2,457     $    (125)
     Long-term borrowings                   10,827      10,643           184
                                          --------    --------     ---------
     Total borrowings                       13,159      13,100            59
     Cash and cash equivalents              (1,462)     (1,583)          121
                                          --------    --------     ---------
     Net borrowings (1)                   $ 11,697    $ 11,517     $     180
                                          ========    ========     =========

     (1) Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     The increase in net borrowings is consistent with our normal seasonal cash flow trend for the first fiscal quarter, which is typically cash flow negative. Much of our home entertainment revenues that drove operating income growth will be collected in the second quarter. Additionally, the majority of the cash payments for the NFL contract at the ABC Television Network and ESPN are made during the first quarter.

     Cash used by operations and free cash flow for the quarter are detailed below (in millions):

                                              Quarter Ended
                                               December 31,
                                          ------------------
                                            2003       2002       Change
                                           ------    -------    ----------
    Cash used by operations               $    (2)   $  (414)   $      412
    Investments in parks, resorts and
      other property                         (208)      (193)          (15)
                                          -------    -------    ----------
    Free cash flow (1)                    $  (210)   $  (607)   $      397
                                          =======    =======    ==========

     (1) Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     The increase in free cash flow for the quarter as compared to the prior year was primarily due to higher earnings and lower film and television production spending, partially offset by negative working capital impacts.

     Investments in parks, resorts and other property were primarily for new rides and attractions at the theme parks and company-wide information technology projects. Capital expenditures by business segment are as follows (in millions):

                                                      Quarter Ended December 31,
                                                      --------------------------
                                                         2003             2002
                                                      ---------         -------
    Media Networks                                    $     27        $       28
    Parks and Resorts                                      133               125
    Studio Entertainment                                     9                 7
    Consumer Products                                        3                 7
    Corporate and unallocated shared expenditures           36                26
                                                      --------        ----------
                                                      $    208        $      193
                                                      ========        ==========

Euro Disney Investment

     During November 2003, Euro Disney obtained waivers from its lenders, effective through March 31, 2004, with respect to covenants for fiscal 2003. The waivers are expected to give Euro Disney, its lenders and the Company time to find a resolution to Euro Disney's financial situation.

In conjunction with the bank waivers, the Company provided a new (euro)45 million ($56 million at December 31, 2003 exchange rates) subordinated credit facility, which can be drawn on through March 31, 2004 only after Euro Disney's existing line of credit with the Company is fully drawn. As of December 31, 2003, Euro Disney had borrowed (euro)110 million ($136 million at December 31, 2003 exchange rates) on the existing credit line, which has total available credit of (euro)168 million ($208 million at December 31, 2003 exchange rates). As of the December 31, 2003, Euro Disney had not borrowed any amounts under the
(euro)45 million subordinated credit facility.

       Euro Disney is currently engaged in discussions with its agent banks and the Company to obtain supplemental financing to address its cash requirements. Such financing may include an extension or change in the terms associated with the Company's credit line or additional commitments from the Company. If a resolution to Euro Disney's future financing needs is not obtained by March 31, 2004 and assuming the waiver period is not extended, the waivers would expire and Euro Disney's lenders could accelerate the maturity of Euro Disney's debt. Should that occur, Euro Disney would be unable to meet all of its debt obligations. The Company believes that Euro Disney will ultimately obtain the requisite loan modifications and additional financing; however, there can be no assurance that this will be the case. Should Euro Disney be unable to obtain loan modifications and/or additional financing, some or all of the Company's $528 million Euro Disney investment and receivables would likely become impaired. Additionally, it is possible that financing modifications and/or the form of the resolution could result in an impairment of the Company's Euro Disney investment and receivables.

FIN 46

     In December 2003, the Financial Accounting Standards Board amended FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) by issuing FIN 46R which generally deferred the effective date of FIN 46 for variable interest entities to the quarter ended March 31, 2004. Based on the provisions of FIN 46R, we have concluded that we will be required to consolidate Euro Disney and Hong Kong Disneyland in the second quarter of fiscal 2004.

Non-GAAP Financial Metrics

     This earnings release presents net borrowings, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.

     Net borrowings - The Company believes that net borrowings provides investors with useful information. Given that we do not immediately apply cash and cash equivalents to the reduction of debt, net borrowings reflects the total amount of cash and cash equivalents potentially available to repay borrowings when they mature or when other circumstances arise. Furthermore, because we earn interest on our cash balances, net borrowings can be used to gauge net interest costs. We do not expect that we would use all of our available cash and cash equivalents to repay indebtedness in the ordinary course, but may use a substantial portion of cash and cash equivalents to repay debt depending on the amount of cash and cash equivalents available relative to our other current and anticipated uses of cash and the terms of our indebtedness.

     Free cash flow - The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, and pay dividends.

     Aggregate segment operating income - The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

     These measures should be used in conjunction with GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

                           FORWARD-LOOKING STATEMENTS

     Management believes certain statements in this earnings release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company's control, including international, political, health concern and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company's theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant company businesses.

     Additional factors are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 under the heading "Factors that may affect forward-looking statements."

                             The Walt Disney Company
                        CONSOLIDATED STATEMENTS OF INCOME
                 (unaudited, in millions, except per share data)

                                                                        Quarter Ended
                                                                         December 31,
                                                               -------------------------------
                                                                    2003             2002
                                                               --------------  ---------------
Revenues                                                       $       8,549   $        7,170

Costs and expenses                                                    (7,384)          (6,795)

Net interest expense                                                    (148)            (296)

Equity in the income of investees                                         97               90
                                                               --------------  ---------------

Income before income taxes, minority interests and
   the cumulative effect of accounting change                          1,114              169

Income taxes                                                            (410)             (77)

Minority interests                                                       (16)              15
                                                               --------------  ---------------

Income before the cumulative effect of accounting
   change                                                                688              107

Cumulative effect of accounting change                                    --              (71)
                                                               --------------  ---------------

Net income                                                     $         688   $           36
                                                               ==============  ===============

Earnings per share before the cumulative effect of
   accounting change:
     Diluted                                                   $        0.33   $         0.05
                                                               ==============  ===============
     Basic                                                     $        0.34   $         0.05
                                                               ==============  ===============

Earnings per share:
     Diluted                                                   $        0.33   $         0.02
                                                               ==============  ===============
     Basic                                                     $        0.34   $         0.02
                                                               ==============  ===============

Average number of common and common equivalent shares outstanding:

     Diluted                                                           2,099            2,044
                                                               ==============  ===============
     Basic                                                             2,045            2,042
                                                               ==============  ===============

(1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes and adds back interest expense (net of tax) of $5 million for the quarter ended December 31, 2003.

                             The Walt Disney Company
                                 SEGMENT RESULTS
                            (unaudited, in millions)

                                                                                Quarter Ended
                                                                                 December 31,
                                                                         --------------------------
                                                                            2003             2002        Change
                                                                         ----------       ---------    -----------
           Revenues:
              Media Networks                                             $    3,114       $   2,944          6%
              Parks and Resorts                                               1,631           1,548          5%
              Studio Entertainment                                            2,964           1,891         57%
              Consumer Products                                                 840             787          7%
                                                                         ----------       ---------
                                                                         $    8,549       $   7,170         19%
                                                                         ==========       =========
           Segment operating income (loss):
              Media Networks                                             $      344       $     (71)        n/m
              Parks and Resorts                                                 232             225          3%
              Studio Entertainment                                              458             138        232%
              Consumer Products                                                 237             190         25%
                                                                         ----------       ---------
                                                                         $    1,271       $     482        164%
                                                                         ==========       =========

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting change is as follows:

                                                                               Quarter Ended
                                                                                December 31,
                                                                         --------------------------
                                                                            2003            2002
                                                                         ----------       ---------
           Segment operating income                                      $    1,271       $     482
           Corporate and unallocated shared expenses                           (103)           (102)
           Amortization of intangible assets                                     (3)             (5)
           Net interest expense                                                (148)           (296)
           Equity in the income of investees                                     97              90
                                                                         ----------       ---------
           Income before income taxes, minority interests and the
              cumulative effect of accounting change                     $    1,114       $     169
                                                                         ==========       =========

Depreciation expense is as follows:

                                                                                Quarter Ended
                                                                                 December 31,
                                                                         --------------------------
                                                                            2003            2002
                                                                         ----------       ---------
           Media Networks                                                $       42       $      42
           Parks and Resorts                                                    177             170
           Studio Entertainment                                                   4               9
           Consumer Products                                                     13              15
                                                                         ----------       ---------
           Segment depreciation expense                                         236             236
           Corporate                                                             37              25
                                                                         ----------       ---------
           Total depreciation expense                                    $      273       $     261
                                                                         ==========       =========

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

                             The Walt Disney Company
                           CONSOLIDATED BALANCE SHEETS
                      (in millions, except per share data)

                                                                                              December 31,      September 30,
                                                                                                 2003               2003
                                                                                              -------------     -------------
                                                                                               (unaudited)
ASSETS
Current assets
     Cash and cash equivalents                                                                    $  1,462          $  1,583
     Receivables                                                                                     5,670             4,238
     Inventories                                                                                       660               703
     Television costs                                                                                  813               568
     Deferred income taxes                                                                             674               674
     Other assets                                                                                      797               548
                                                                                                  --------          --------
         Total current assets                                                                       10,076             8,314

Film and television costs                                                                            6,146             6,205
Investments                                                                                          1,942             1,849
Parks, resorts and other property, at cost
     Attractions, buildings and equipment                                                           19,496            19,499
     Accumulated depreciation                                                                       (9,002)           (8,794)
                                                                                                  --------          --------
                                                                                                    10,494            10,705
     Projects in progress                                                                            1,157             1,076
     Land                                                                                              919               897
                                                                                                  --------          --------
                                                                                                    12,570            12,678

Intangible assets, net                                                                               2,778             2,786
Goodwill                                                                                            16,966            16,966
Other assets                                                                                         1,042             1,190
                                                                                                  --------          --------
                                                                                                  $ 51,520          $ 49,988
                                                                                                  ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable and other accrued liabilities                                               $  5,950          $  5,044
     Current portion of borrowings                                                                   2,332             2,457
     Unearned royalties and other advances                                                           1,273             1,168
                                                                                                  --------          --------
         Total current liabilities                                                                   9,555             8,669

Borrowings                                                                                          10,827            10,643
Deferred income taxes                                                                                2,744             2,712
Other long term liabilities                                                                          3,916             3,745
Minority interests                                                                                     444               428
Commitments and contingencies
Shareholders' equity
     Preferred stock, $.01 par value
        Authorized - 100 million shares, Issued - none                                                  --                --
     Common stock
           Common stock - Disney, $.01 par value
                 Authorized - 3.6 billion shares, Issued - 2.1 billion shares                       12,185            12,154
           Common stock - Internet Group, $.01 par value
                 Authorized - 1.0 billion shares, Issued - none                                         --                --
     Retained earnings                                                                              14,075            13,817
     Accumulated other comprehensive loss                                                             (700)             (653)
                                                                                                  --------          --------
                                                                                                    25,560            25,318
     Treasury stock, at cost, 86.7 million shares                                                   (1,526)           (1,527)
                                                                                                  --------          --------
                                                                                                    24,034            23,791
                                                                                                  --------          --------
                                                                                                  $ 51,520          $ 49,988
                                                                                                  ========          ========

                             The Walt Disney Company
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited, in millions)

                                                                                 Quarter Ended
                                                                                  December 31,
                                                                           -----------------------
                                                                             2003           2002
                                                                           --------       --------
OPERATING ACTIVITIES
     Net income                                                            $    688       $     36
                                                                           --------       --------

     Depreciation                                                               273            261
     Deferred income taxes                                                       76             26
     Equity in the income of investees                                          (97)           (90)
     Cash distributions received from equity investees                           56             61
     Write-off of aircraft leveraged lease                                       --            114
     Minority interests                                                          16            (15)
     Change in film and television costs                                        172           (157)
     Changes in noncurrent assets and liabilities, and other                    201             46
                                                                           --------       --------
                                                                                697            246
                                                                           --------       --------

     Changes in working capital                                              (1,387)          (696)
                                                                           --------       --------

     Cash used by operations                                                     (2)          (414)
                                                                           --------       --------

INVESTING ACTIVITIES
     Investments in parks, resorts and other property                          (208)          (193)
     Acquisitions (net of cash acquired)                                         (3)           (23)
     Proceeds from sale of investments                                           --             29
     Other                                                                       48             --
                                                                           --------       --------
     Cash used by investing activities                                         (163)          (187)
                                                                           --------       --------

FINANCING ACTIVITIES
     Borrowings                                                                  --            300
     Reduction of borrowings                                                 (1,073)          (943)
     Commercial paper borrowings, net                                         1,086          1,367
     Exercise of stock options and other                                         31             18
                                                                           --------       --------
     Cash provided by financing activities                                       44            742
                                                                           --------       --------

(Decrease) Increase in cash and cash equivalents                               (121)           141
Cash and cash equivalents, beginning of period                                1,583          1,239
                                                                           --------       --------
Cash and cash equivalents, end of period                                   $  1,462       $  1,380
                                                                           ========       ========

                                                                         Table A

                                 MEDIA NETWORKS
                            (unaudited, in millions)


Quarter Ended December 31,              2003          2002       Change
---------------------------------     --------      --------    --------

Revenues:
     Broadcasting                     $  1,554      $  1,564        (1)%
     Cable Networks                      1,560         1,380        13 %
                                      --------      --------

                                      $  3,114      $  2,944         6 %
                                      ========      ========

Segment operating income (loss):
     Broadcasting                     $    148      $     38       289 %
     Cable Networks                        196          (109)      280 %
                                      --------      --------

                                      $    344      $    (71)      n/m
                                      ========      ========

Depreciation expense:
     Broadcasting                     $     25      $     20        25 %
     Cable Networks                         17            22       (23)%
                                      --------      --------

                                      $     42      $     42        --
                                      ========      ========

                                                                         Table B

         The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

                                                                           Quarter Ended
                                                                           December 31,
                                                                      -----------------------
              (unaudited, in millions, except per share data)           2003           2002
                                                                      --------       --------
              Net income:
                 As reported                                          $    688       $     36
                 Pro forma after option expense                            631            (34)

              Diluted earnings per share:
                 As reported                                              0.33           0.02
                 Pro forma after option expense                           0.30          (0.02)

         These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

         Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company's convertible senior notes. The dilution from employee options increases as the Company's share price increases, as shown below:

                                                                               Percentage of
               Average                Total               Incremental             Average            Hypothetical
               Disney              In-the-Money             Diluted               Shares               Q1 2004
             Share Price             Options               Shares (1)           Outstanding         EPS Impact (3)
          ------------------    -------------------    -----------------     -----------------    ------------------
       ----------------------------------------------------------------------------------------------------------------
          $     22.35                  111 mil                -- (2)                 --           $        0.000
       ----------------------------------------------------------------------------------------------------------------
                25.00                  117 mil                 7 mil               0.33%                  (0.001)
                30.00                  144 mil                18 mil               0.86%                  (0.003)
                40.00                  209 mil                42 mil               2.00%                  (0.007)
                50.00                  216 mil                60 mil               2.86%                  (0.009)

       (1) Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the tax affected proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.
       (2) Fully diluted shares outstanding for the quarter ended December 31, 2003 total 2,099 million and include the dilutive impact of in-the-money options at the average share price for the period of $22.35 and assumes conversion of the convertible senior notes. At the average share price of $22.35, the dilutive impact of in-the-money options was 9 million shares for the quarter.
       (3) Based upon Q1 2004 earnings of $688 million or $0.33 diluted earnings per share.

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